EXHIBIT 10.5

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

GBGH, LLC

a Delaware Limited Liability Company

Dated as of August 3, 2006

i

EXHIBITS

Exhibit A	Members
Exhibit B	Form of Certificate

ii

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT dated as of August 3, 2006, (this “Agreement,” as it may be amended from time to time as provided below), of GBGH, LLC, a Delaware limited liability company (the “Company”), is by and among the Persons executing this Agreement as of the date of this Agreement. Capitalized terms used in this Agreement have the meanings given to them in Section 1.1 below.

RECITAL

WHEREAS, USEY Overseas formed the Company as a limited liability company under the Act pursuant to a Certificate of Formation filed with the Delaware Secretary of State on February 27, 2006 and entered into a Limited Liability Company Agreement dated as of February 27, 2006, as amended and restated pursuant to the Amended and Restated Limited Liability Company Agreement (the “First Amended and Restated Agreement”), dated as of May 22, 2006;

WHEREAS, USEY Overseas and Marathon desire to amend and restate the First Amended and Restated Agreement in its entirety, on the terms and conditions hereinafter set forth herein;

WHEREAS, USEY Overseas and Marathon, contemporaneously with the execution of this Agreement, will be issued all of the outstanding Membership Interests; and

WHEREAS, the Members desire to adopt this Agreement to govern the affairs of the Company and the conduct of its business.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained herein, the Members agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

Terms defined in the Act but not otherwise defined in this Agreement have the meanings assigned to them in the Act. In addition, as used in this Agreement the following terms have the following meanings:

“Act” means the Delaware Limited Liability Company Act.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in that Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments: (a) credits to such Capital Account of any amounts that that Member is deemed to be obligated to restore pursuant to the penultimate sentences of sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and (b) debits to such Capital Account of such Member’s share of the items described in sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6) of the Regulations. The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently with those Regulations.

“Affiliate” of any Person means any other Person, including any officer, director, employee or shareholder, controlling, controlled by, or under common control with the first Person, where “control” means the power (whether through the ownership of interests, by contract or otherwise) to direct the vote of a majority of the shares or other securities entitled to vote on ordinary matters of, or to direct or cause the direction of the management and policies of, a Person or (where applicable) that Person’s general partner; provided, however, that the Company and any Person controlled by the Company shall not be deemed to be Affiliates of any Member or any of its Affiliates.

“Agreement” has the meaning assigned to that term in the introduction to this Agreement.

“Board” shall mean the Board of Directors of the Company, as further described in Section 4.1.

“Business Day” means any day other than a Saturday, a Sunday, or another day on which banks in New York, New York generally are closed.

“Capital Account” has the meaning assigned to that term in Section 5.4.

“Capital Contributions” means any money and other property (or if the context requires, the total amount of money and the fair market value of property) actually contributed, or deemed (for United States federal tax purposes) to have been contributed, to the capital of the Company by any Member, whether as an Initial Capital Contribution or as an additional Capital Contribution.

“Certificate” has the meaning assigned to that term in Section 3.9(b).

“Certificate of Formation” means the certificate of formation of the Company required under the Act, as amended from time to time in accordance with this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning assigned to that term in the introduction to this Agreement.

“Company Property” means all direct and indirect interests in real and personal property owned by the Company from time to time and shall include both tangible and intangible property (including cash).

“Contingent Equity Amount” has the meaning assigned to that term in Section 5.5.(c).

“Contributing Member” has the meaning assigned to that term in Section 5.2(b).

“Co-Selling Member” has the meaning assigned to that term in Section 8.5.

“Credit Support” has the meaning assigned to that term in Section 5.5(a).

“Credit Support Provider” has the meaning assigned to that term in Section 5.5(a).

“Director” shall mean a member of the Board, who shall be deemed to be a “manager” for purposes of the Act.

“Disputing Member” has the meaning assigned to that term in Section 5.2(b).

“Drag-Along Interest” has the meaning assigned to that term in Section 8.4.

“Drag-Along Notice” has the meaning assigned to that term in Section 8.4.

“Drag-Along Purchasers” has the meaning assigned to that term in Section 8.4.

“Fiscal Year” has the meaning assigned to that term in Section 2.10.

“Initial Capital Contributions” has the meaning assigned to such term in Section 5.1.

“Marathon” means Marathon Capital Holdings (UK), LLC, a Delaware limited liability company, and any other Member that has succeeded to all or any part of the Membership Interest of Marathon Capital Holdings (UK), LLC.

“Marathon Director” has the meaning assigned to that term in Section 4.2.

“Member” means any of the Persons executing this Agreement as of the date of this Agreement or any other Person admitted to the Company as a member as provided in Section 3.2 and Article VIII, but as of any time, excludes any Person that has ceased to be a Member.

“Membership Interest” means the interest of any Member as a member of the Company, including that Member’s rights to receive allocations and distributions, and to vote on matters as provided in this Agreement and its obligations under this Agreement.

“Necessary Contribution” has the meaning assigned to that term in Section 5.2(b).

“Net Profits” or “Net Losses” means, with respect to any period, the taxable income or loss, respectively, of the Company for such period, determined in accordance with section 703(a) of the Code (for this purpose, all items of income, gain, loss, deduction, or credit required to be separately stated pursuant to section 703(a)(1) of the Code shall be included in taxable income or loss); provided, however, that: (i) any income of the Company that is exempt from federal income tax, and any distributions to the Company that are treated under section 301(c)(2) of the Code as a return of capital, and not otherwise taken into account in computing Net Profits or Net Losses under this definition shall be added to such income or loss; and (ii) any expenditures of the Company during such period which are described, or treated under Regulation section 1.704-1(b)(2)(iv)(i) as described, in section 705(a)(2)(B) of the Code and not otherwise taken into account in computing Net Profits or Net Losses shall be subtracted from such taxable income or loss. Notwithstanding anything to the contrary contained in this definition, income, gain, or loss resulting from the disposition of, distribution to a Member of, or depreciation, amortization, or other cost recovery deductions with respect to, any asset of the Company shall be computed by reference to the book value of the asset disposed of, distributed or depreciated, amortized, or otherwise recovered, notwithstanding that the adjusted tax basis of that asset differs from its book value.

“Non-Contributing Member” has the meaning assigned to that term in Section 5.2(b).

“Non-Participating Member” has the meaning assigned to that term in Section 5.5(b).

“Nonrecourse Deductions” has the meaning set forth in sections 1.704-2(b)(1) and 1.704-2(c) of the Regulations.

“Nonrecourse Liability” has the meaning set forth in section 1.704-2(b)(3) of the Regulations.

“Partner Nonrecourse Debt” has the meaning set forth in section 1.704-2(b)(4) of the Regulations.

“Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with section 1.704-2(i)(3) of the Regulations.

“Partner Nonrecourse Deductions” has the same meaning set forth in sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

“Partnership Minimum Gain” has the meaning set forth in Regulations sections 1.704-2(b)(2) and 1.704-2(d)(1).

“Percentage” of any Member means, in each case subject to adjustments, including on account of Transfers, admissions of new Members and dilution, as provided in this Agreement, (a) in the case of a Member executing this Agreement as of the date of this Agreement, the percentage set forth for that Member on Exhibit A, or (b) in the case of a Person subsequently admitted as a Member, the percentage established on that Person’s admission as provided in this Agreement.

“Permitted Transferee” means (a) with respect to USEY Overseas, any Person and (b) with respect to Marathon or any other Member, any Affiliate and any Person that is an institutional investor with experience investing in energy assets, that is reasonably acceptable to the lenders under the Senior Debt Documents (so long as they are in effect) and that is reasonably acceptable to USEY Overseas, whose consent shall not be unreasonably withheld or delayed.

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, joint-stock company, estate, limited liability company, unincorporated organization or other legal entity or organization, or governmental authority.

“Pledge” means pledge, grant a security interest in, create a lien on, assign the right to receive distributions or proceeds from, or otherwise encumber, directly or indirectly, or any act of the foregoing.

“Preferred Return” means, with respect to any Member, as of any date, an amount equal to a cumulative 12% per annum return, compounded annually, on the Unrecovered Capital Contributions of such Member.

“Project” means 100% of the equity interest in UK Energy Systems Limited, which in turn owns 100% of RGS Energy Limited, Viking Petroleum UK Limited and Madison Management Ltd.

“Purchaser” has the meaning assigned to that term in Section 8.5.

“Regulations” means temporary and final Treasury Regulations promulgated under the Code.

“SB Letter of Credit” means a stand-by letter of credit meeting the requirements under the Senior Debt Documents with an available amount of $21,000,000 for the benefit of the collateral agents under the Senior Debt Documents.

“Senior Debt Documents” means (i) that certain First Lien Credit Agreement to be entered into by and among the Company, as borrower, the initial lenders named therein, Credit Suisse or an affiliate thereof, as first lien administrative agent and as first lien collateral agent and Credit Suisse Securities (USA) LLC, as sole lead arranger and sole bookrunner and the Loan Documents as defined therein and (ii) that certain Second Lien Credit Agreement to be entered into by and among the Company, as borrower, Credit Suisse or an affiliate thereof, as second lien administrative agent and as second lien collateral agent, Credit Suisse Securities (USA) LLC, as sole lead arranger and sole bookrunner and the other parties thereto and the Loan Documents as defined therein.

“Third Lien Pledge Agreement” means the Pledge Agreement to be entered into by USE Overseas in favor of Silver Point Finance, LLC with respect to USE Overseas’ Membership Interest.

“Transfer” means sell, assign, convey, contribute, give, or otherwise transfer, whether directly or indirectly, or any act of the foregoing, but excludes Pledge or any act of Pledging.

“Unrecovered Capital Contributions” means the amount at any time equal to the excess of (i) the USEY Overseas’ Initial Capital Contribution, over (ii) the distributions to USEY Overseas pursuant to Section 6.4(b)(iii).

“USEY Director” has the meaning assigned to that term in Section 4.2.

“USEY Overseas” means US Energy Overseas Investments, LLC, a Delaware limited liability company, and any other Member that has succeeded to all or any part of the Membership Interest of US Energy Overseas Investments LLC.

Section 1.2 Interpretation.

In construing this Agreement, unless otherwise specifically provided:

(a) Words defined in the singular have the corresponding meaning in the plural, and words defined in the plural have the corresponding meaning in the singular.

(b) References to any gender include references to the other genders.

(c) The words “include” and “including” and their derivations mean without limitation.

(d) References to a statute, rule, regulation, or agreement include all amendments, modifications, and replacements or successor statutes, rules, regulations, and agreements.

(e) References to “dollars” or “$” are to dollars in currency of the United States of America.

(f) References to Articles, Sections, and Schedules are to those provisions of this Agreement, and each Schedule is incorporated into this Agreement as a part of this Agreement.

ARTICLE II

GENERAL PROVISIONS

Section 2.1 Formation.

The Company was formed as a limited liability company under the Act on the filing of the Certificate of Formation with the Secretary of State of the State of Delaware in conformity with the Act on February 27, 2006. The Company and, if required, each of the Members shall execute or cause to be executed from time to time all other instruments, certificates, notices, and documents and shall do, or cause to be done, all such acts and things (including keeping books and records and making publications or periodic filings) as may now or hereafter be required for the formation, valid existence, and, when appropriate, termination of the Company as a limited liability company under the laws of the State of Delaware, including any amendments required under the Act to reflect the provisions of this Agreement.

Section 2.2 Company Name.

The name of the Company shall be “GBGH, LLC” or such other name or names as the Board may determine from time to time, and its business shall be carried on in such name with such variations and changes as the Board deems necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted. The Board shall cause the Company’s Certificate of Formation to be amended to reflect the change in the Company’s name to the name just provided.

Section 2.3 Registered Office; Registered Agent.

The Company shall maintain a registered office in the State of Delaware at, and the name and address of the Company’s registered agent in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The Board from time to time may change the Company’s registered office and/or registered agent and shall forthwith amend the Certificate of Formation to reflect such change(s).

Section 2.4 Place of Business.

The Board shall determine the business address of the Company. The Company from time to time may have such other place or places of business within or without the State of Delaware as the Board may determine appropriate.

Section 2.5 Purpose; Nature of Business Permitted; Powers.

The Company’s purpose is to own and operate the Project. The Company shall possess and may exercise all the powers and privileges granted by the Act, any other law, or this Agreement, together with any powers incidental to those powers and privileges, insofar as those powers and privileges are necessary or convenient to the conduct, promotion, financing or attainment of the business purposes or activities of the Company, including the power to enter into and to perform its obligations under the Senior Debt Documents.

Section 2.6 Business Transactions of a Member with the Company; Duties.

(a) Without limiting section 18-107 of the Act, and subject to Section 4.13, a Member or its Affiliates may lend money to, act as surety, guarantor, or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with, the Company and any Person in which the Company owns an interest and, subject to applicable law, shall have the same rights and obligations with respect to any such matter as a Person that is not a Member.

(b) Subject to Section 4.13, each of the Members and their respective Affiliates may engage, directly or indirectly, in other business ventures and activities of every nature and description, regardless of whether in competition with the Company, the Project or any Person in which the Company owns an interest, independently or with others, and neither the Company nor the other Members shall have any rights in and to any such independent venture or activity or the income or profits derived from them. Each Member consents to all such ventures and activities, which shall not be deemed to be wrongful or improper, and none of the Members and their respective Affiliates is under any obligation to disclose or to offer the Company, any Person in which the Company owns an interest or the other Members any such venture or activity or any opportunity to participate in them.

(c) Except as this Agreement explicitly may provide otherwise, each Member, to the extent entitled to act or vote on, or to approve or disapprove, matters relating to the Company, may do so in its sole discretion and, in exercising that discretion, may take into account that Member’s and its Affiliates’ own interests.

Section 2.7 Company Property.

No real or other property of the Company or any Person in which the Company owns an interest shall be deemed to be owned by any Member individually, but shall be owned by and title shall be vested solely in the Company. The Membership Interests constitute personal property.

Section 2.8 Term.

The existence of the Company commenced on the date of the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware in accordance with the Act. Subject to the provisions of Article IX, the Company shall have a perpetual life.

Section 2.9 No State Law Partnership.

The Members intend that the Company not be a partnership (including a limited partnership) or joint venture and that no Member be a partner or joint venturer of any other Member for any purposes other than applicable tax laws. This Agreement may not be construed to suggest otherwise.

Section 2.10 Fiscal Year.

Subject to section 448 of the Code, the Board shall determine the fiscal year of the Company for financial statement and federal income tax purposes (the “Fiscal Year”).

Section 2.11 Tax Treatment.

The Members and the Company shall timely make any and all necessary elections and filings for the Company to be treated as a partnership for U.S. federal income tax purposes and for any analogous state or local tax purposes.

ARTICLE III

MEMBERS

Section 3.1 Members.

USEY Overseas and Marathon are, as of the date of this Agreement, Members of the Company. The Members as of the date of this Agreement and their names, addresses for notices under Section 10.7 and Percentages are set forth on Exhibit A.

Section 3.2 Additional Equity and Members.

(a) Additional Equity. Subject to Section 5.2(b), the Company may issue additional equity only if each existing Member consents to the issuance in its sole discretion.

(b) Admission as Member. A Person that acquires Membership Interests as provided in Section 3.2(a) but that is not already a Member shall be admitted as a member of the Company effective with that acquisition. A Person to which a Membership Interest is Transferred in accordance with Section 8.2 shall be admitted as a member of the Company with the Percentage attributable to the Membership Interest so Transferred.

Section 3.3 Classes of Members.

All Members and Membership Interests are of the same class, but Members may have different Percentages.

Section 3.4 No Liability of Members.

All debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Company. No Member shall be obligated personally for any such debt, obligation, or liability of the Company solely by reason of being a Member.

Section 3.5 Actions by the Members.

(a) Vote. Each Member shall have the right to vote ratably in proportion to its respective Percentage on all matters to be submitted to the Members. Except as otherwise provided in this Agreement, the affirmative vote of Members holding a majority of the aggregate Percentages of all Members shall be required to take any action being voted upon.

(b) Meetings. The Members entitled to vote on or approve a matter or take any action may do so at a meeting, in person or by proxy. Any Member or Members may call a meeting of the Members to consider a matter by giving notice to the other Members of the time and place of the meeting on or before the third Business Day before the meeting, or in case of an emergency such shorter period as the Person(s) calling the meeting may determine appropriate under the circumstances, which notice must specify the matter to be considered. The meeting must be held in the United States or in another place acceptable to all Members, or conducted by telephone conference or other electronic means. A Member may waive notice before or after the meeting, and shall be deemed to waive notice if it attends unless it specifically states at its first appearance at the meeting that it objects on the basis of improper notice.

(c) Action Without Meeting. Any vote, approval, or other action required or permitted to be taken by the Members may be taken without a meeting if Members holding Percentages sufficient to approve the matter or take the action under the terms of this Agreement consent to the action in writing and the writing or writings are filed with the minutes of the proceedings of the Members. A copy of the action taken by written consent shall be sent promptly to all Members and filed with the records of the Company.

Section 3.6 Power to Bind the Company.

Except as otherwise provided in this Agreement, the Members in their capacity as Members shall not take part in the management of the business or transact any business for the Company, nor shall they have power to sign for or to bind the Company; provided, however, that the Members shall have the right to approve or consent to certain matters, as provided herein. Notwithstanding the foregoing, but subject to Sections 4.12, 4.13 and 4.15, any officer of the Company may delegate to a Member that provides services to the Company on a full-time basis the authority to manage, transact business, expend money, bind the Company or otherwise conduct business on the Company’s behalf, and, subject to any restraints imposed by the President or the Board, any officer of the Company who is also a Member shall have authority to do any of the foregoing.

Section 3.7 Access.

Without limiting the provisions of Section 10.9, the Company shall, and shall cause its officers, employees, auditors, legal counsel, advisers, and other agents or representatives to:

(a) afford the officers, employees, auditors, and other agents or representatives of each Member during normal business hours and upon reasonable notice reasonable access at all reasonable times to its officers, employees, auditors, advisers, legal counsel, other agents and representatives, properties, offices, plants, and other facilities and to all books and records; and

(b) afford each Member the opportunity to discuss the Company’s affairs, finances, and accounts with the Company’s officers, employees, auditors, advisers, legal counsel, and other agents and representatives from time to time as that Member may reasonably request without creating an undue burden on the Company.

Section 3.8 Representations and Warranties.

Each Member represents and warrants to the Company and the other Members that:

(a) If it is not a natural person, it is an entity duly formed, validly existing, and (if applicable) in good standing in the jurisdiction of its formation and has all power and authority to own its Membership Interest and to enter into and perform its obligations under this Agreement, and its execution, delivery, and performance of this Agreement (or of the instrument by which it agrees to be bound by this Agreement) has been duly authorized by all necessary action of its board of directors or other governing authority and its equity owners to the extent required.

(b) It has duly executed this Agreement (or that instrument), and this Agreement constitutes its valid and binding obligation, enforceable in accordance with its terms.

(c) Its execution and delivery of this Agreement (or that instrument) and its performance of this Agreement do not, and will not, (i) if it is not an individual, violate or conflict with any provision of its constituent documents, (ii) violate applicable law, (iii) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any note, bond, indenture, lien, mortgage, lease, permit, guaranty, or other agreement, instrument, or obligation to which it or any of its Affiliates is a party or by which any of their respective properties may be bound, or (iv) require any material consent, approval, authorization, or permission of, or filing with or notification to, any governmental authority or any other Person.

(d) It is acquiring its Membership Interest solely for investment for its own account and not for distribution or sale to others in connection with any distribution or public offering.

(e) It understands that there will not be any public market for the Membership Interests and that it must bear the economic risk of an investment in the Company for an indefinite period of time because (i) its Membership Interest has not been registered under the Securities Act of 1933 or any applicable state securities laws and (ii) it may Transfer or Pledge, in whole or in part, its Membership Interest only in accordance with this Agreement and then only if its Membership Interest is subsequently registered in accordance with the provisions of the Securities Act of 1933 and applicable state securities laws, unless registration is not required.

(f) It understands that the Company is not obligated to register its Membership Interest for resale under the Securities Act of 1933 or any applicable state securities laws.

(g) It is a “qualified institutional buyer” within the meaning of rule 144A of the Securities and Exchange Commission or an “accredited investor” within the meaning of Regulation D of the Securities and Exchange Commission and is able to bear the economic risk of such an investment in the Company for an indefinite period of time, and it has no need for liquidity of this investment and it could bear a complete loss of this investment. If it is either a “qualified purchaser” within the meaning of the Investment Company Act of 1940 or is an entity formed and is being utilized primarily for the purpose of making an investment in the Company, each of the shareholders, partners, members, or other holders of equity or beneficial interests in such member is such a qualified purchaser.

(h) It has the knowledge and sophistication to evaluate the risks of investing in the Company. It has conducted its own investigation and due diligence into the Company and the Project and is satisfied that its investment in the Company is appropriate. It understands and agrees that none of the other Members, their Affiliates, or the Company, has made nor will make any representation or warranty with respect to the worthiness, terms, value, or any other aspect of the Company, the Project or the Membership Interests, and it explicitly disclaims any warranty, express or implied, with respect to such matters. In addition, it specifically acknowledges, represents, and warrants that it is not relying on any other Member or its Affiliates (i) for its investigation or due diligence concerning, or evaluation of, the Company or any related transaction or (ii) with respect to tax and other economic considerations involved in an investment in the Company.

(i) No portion of the assets being used by it to purchase and hold its Membership Interest constitute assets of a plan within the meaning of section 3(32) of Employee Retirement Income Security Act of 1974.

(j) No broker, investment banker, financial advisor, or other Person is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the Company based upon arrangements made by or on behalf of that Member for which the Company, the other Members, or any of their respective Affiliates may be liable, other than the development fee, if any.

Section 3.9 Certificates.

(a) Article 8 Opt-In. The Company hereby irrevocably elects that all Membership Interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code.

(b) Right to Issue Certificates. The ownership of a Membership Interest in the Company by a Member shall be evidenced by a certificate (a “Certificate”) issued by the Company.

(c) Form of Certificates. Certificates attesting to the ownership of Membership Interests in the Company shall be in substantially the form set forth in Exhibit B and shall state that the Company is a limited liability company formed under the laws of the State of Delaware, the name of the Member to whom the Certificate is issued, and that the Certificate represents a limited liability company interest within the meaning of section 18-702(c) of the Act. Each Certificate shall bear the legends set forth in Exhibit B.

(d) Execution. Each Certificate shall be signed by an officer or a representative of the Company designated by the Board.

(e) Registrar. The Company shall maintain an office where Certificates may be presented for registration of Transfer or Pledge or for exchange. Such Person as the Board may designate shall act as registrar and shall keep a register of the Certificates and of their Transfer, Pledge, and exchange.

(f) Issuance. The Certificates of the Company shall be numbered and registered in the interest register or transfer books of the Company as they are issued.

(g) Membership Lists. The Company shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Members.

(h) Transfer and Exchange. When Certificates are presented to the Company with a request to register a Transfer, the Company shall register the Transfer or Pledge or make the exchange on the register or transfer books of the Company if the requirements set forth in this Agreement for the Transfer or Pledge are met; provided, that any Certificates presented or surrendered for registration of Transfer, Pledge, or exchange shall be duly endorsed or accompanied by a written instrument of Transfer in form satisfactory to the Company duly executed by the holder of the Certificate or that Person’s attorney duly authorized in writing.

(i) Record Holder. Except to the extent that the Company shall have received written notice of a Transfer or Pledge of a Membership Interest and the Transfer or Pledge complies with the requirements of this Agreement, the Company shall be entitled to treat the Person in whose name any Certificates issued by the Company stand on the books of the Company as the absolute owner of that Membership Interest, and shall not be bound to recognize any equitable or other claim to, or interest in, that Membership Interest on the part of any other Person.

(j) Replacement Certificates. If any mutilated Certificate is surrendered to the Company, or the Company receives evidence to its satisfaction of the destruction, loss, or theft of any Certificate, the Company shall issue a replacement Certificate if the requirements of section 8-405 of the Uniform Commercial Code are met, but no indemnity or bond shall be required. The Company may charge for its expenses incurred in connection with replacing a Certificate.

ARTICLE IV

MANAGEMENT

Section 4.1 Board of Directors.

Except as otherwise required by the Act or provided in this Agreement, the Board shall have complete and exclusive control of the management of the Company’s business and affairs, including the right, power and authority on behalf of the Company and in its name to execute documents or other instruments and exercise all of the rights, powers and authority of the Company under the Act and to take any and all actions that the Company may be entitled to take.

Section 4.2 Number of Directors.

The Board shall consist of five Directors. USEY Overseas shall have the right to elect four Directors (the “USEY Directors”). Marathon shall have the right to elect one Director (the “Marathon Director”); provided, that if Marathon’s Percentage is less than 10% at any time, it shall no longer have the right to elect a Director and the Marathon Director shall be elected by USEY Overseas.

USEY hereby elects the following persons as the initial USEY Directors to serve until their respective successors are duly elected and qualified:

Asher Fogel

Henry Schneider

Adam Greene

James Boffardi

Marathon hereby elects the following person as the initial Marathon Director to serve until his successor is duly elected and qualified:

Richard Brandt

Section 4.3 Election of Directors.

In any and all elections of the Directors (including the filling of vacancies), the Company hereby agrees to take such actions as are necessary, and each Member hereby agrees to vote and otherwise use his, her or its best efforts, so as to fix the size of the Board at five Directors in accordance with the terms of Section 4.2. The Members may elect their Directors by giving notice to the Board of the name and contact information of such Directors; provided that any replacement of the Marathon Director with any individual other than Thomas White, Robert Braasch, Gregg Elesh or Richard Brandt shall be approved by USEY Overseas, which approval shall not be unreasonably withheld or delayed.

Section 4.4 Removal or Resignation of Directors.

A Director may be removed (i) by the Member electing such Director at any time or (ii) by any other Member for cause. Upon the resignation or removal of a Director, the Members shall elect a new Director in accordance with Section 4.3 hereof.

Section 4.5 Meetings.

A meeting of the Board may be called by any of the Directors. All meetings of the Board shall be held at such times and such locations as from time to time may be fixed by the Board. Meetings of the Board may be held in person, telephonically or by video conference.

Section 4.6 Action Without a Meeting.

Any action required or permitted to be taken at a meeting of the Board may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the actions so taken, shall be signed by all of the Directors.

Section 4.7 Notice of Meetings.

Notice of every meeting of the Board shall be given by the Company (or by the Director calling such meeting) by letter, telephone or facsimile and shall be sent not less than 48 hours nor more than 30 days before the date of such meeting to each Director at such Director’s address, telephone number or facsimile number on Exhibit A attached hereto or such other address, telephone number or facsimile number as such Director may have provided in writing to the Board. Notice of every meeting of the Board shall state the place, day and hour of the meeting and the purpose or purposes for which the meeting is called. Such further notice shall be given as may be required by the Act, but meetings may be held without notice if all the Directors are present in person or by proxy or if notice is waived in writing by those not present, either before or after the meeting.

Section 4.8 Quorum.

A majority of the Directors then in office, all of whom shall be present in person at any meeting duly called, shall constitute a quorum for the transaction of business. If less than a quorum shall be in attendance at the time for which a meeting shall have been called, the meeting may be adjourned by a majority of the Directors present without notice other than by announcement at the meeting.

Section 4.9 Voting.

At any meeting of the Directors, each Director entitled to vote on any matter coming before the meeting shall, as to such matter, have one vote. Except as otherwise provided in this Agreement, the affirmative vote of a majority of the Directors present at a meeting at which a quorum is present shall be sufficient to take any action being voted upon at such meeting.

Section 4.10 Expenses.

The Company shall pay the reasonable out-of-pocket expenses, including reasonable travel and lodging expenses, of all Directors in attending meetings of the Board and committees thereof.

Section 4.11 Third Party Reliance.

Third parties dealing with the Company shall be entitled to rely conclusively upon the power and authority of the Board as set forth herein.

Section 4.12 Duties of Directors.

The Directors or their delegates, as the case may be, shall devote such of their time, effort and skill to the business and affairs of the Company as they may, in their sole discretion, deem to be necessary and proper for the Company’s welfare and success. In carrying out their duties and exercising their rights under this Agreement, the Directors shall act in the best interest of the Company.

Section 4.13 Transactions with Directors and Affiliates.

Subject to obtaining any consent expressly required hereunder, the Board may, in conducting the business and affairs of the Company, cause the Company to enter into agreements or arrangements, including the allocation of the Company’s overhead, and agreements relating to salaries and retainers, or otherwise deal with Affiliates of Members or Directors, individuals with whom a Member or Director is related and Persons that have a material financial interest in a Member or Director or in which a Member or Director has a material financial interest; provided that (i) the terms of each such agreement or arrangement are no less favorable than the terms obtainable by the Company in an arms-length transaction with an unaffiliated third party, (ii) each such agreement or arrangement shall provide that it is terminable upon 30 days’ notice without penalty or other adverse consequence to the Company, (iii) each such agreement or arrangement is reasonably necessary for the transaction of the Company’s business, (iii) 10 days’ advance notice of each such agreement or arrangement, including the identity of the parties and the terms thereof, is given to the Members by the Board and (v) the Company shall give the Board an annual report of all payments under any such agreements or arrangements within 60 days after the end of each calendar year. The Company shall not make any loans or advances to any Member or to any Affiliate of any Member. Any such agreements or arrangements entered into pursuant to this Section 4.13 providing for an aggregate payment by the Company over the term of such agreement or arrangement in excess of $100,000 shall require the prior consent of Marathon, which consent shall not be unreasonably withheld or delayed. In the event that Marathon does not give its consent or disapproval within 15 days of notice of the proposed transaction to, and request for consent to the proposed transaction by, Marathon, such consent shall be deemed to have been given.

Section 4.14 Certain Transactions.

The Board shall cause the Company to enter into the Senior Debt Documents and to perform its obligations under the Senior Debt Documents.

Section 4.15 Officers.

The Board may appoint such officers of the Company as it may deem appropriate and may remove any such officer at any time with or without cause. The Board may delegate to the Company’s officers such powers and duties, subject to Section 4.13, as it may deem appropriate and subsequently revoke or modify those powers and duties, and except to the extent that the Board determines otherwise, each officer will have the powers and duties normally associated with an officer having a similar title with a Delaware corporation.

The initial officers of the Company shall be as follows, and shall hold such office until their respective successors are duly appointed and qualified:

Name	Title
Asher Fogel	Chief Executive Officer
Henry Schneider	President
Adam Greene	Secretary and Treasurer

Section 4.16 Indemnification and Insurance.

(a) Indemnification. The Company shall indemnify and hold harmless each Member, Director and officer of the Company and each individual serving, at the request of the Company, as an officer or director of any other Person (individually an “indemnitee”) from and against any and all losses, claims, damages, liabilities, expenses (including reasonable legal fees and disbursements), judgments, fines, settlements, and all other amounts arising from any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative, or investigative, in which the indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of his or her status as a Director, Member or officer of the Company or by reason of his or her status, at the request of the Company, as a director or officer of any other Person, or his or her management of the affairs of the Company or by his or her management, at the request of the Company, as a director or officer of any other Person, or that relate to the Company or relate to his or her serving, at the request of the Company, as a director or officer of any other Person, or any of their respective properties, businesses, or affairs, whether or not the indemnitee continues to be a Director, Member or officer at the time any such liability or expense is paid or incurred, if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and in accordance with the terms and provisions of this Agreement, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct to be unlawful; provided that no indemnitee shall be entitled to indemnification if it shall be finally determined that such indemnitee’s act or omission constituted willful misconduct or gross negligence. The Company shall pay expenses (including legal fees and disbursements) incurred in defending any proceeding in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay such amount if it is ultimately determined by a court of competent jurisdiction that the indemnitee is not entitled to be indemnified by the Company as authorized hereunder.

(b) Other Indemnities. The Board may cause the Company to indemnify any other Person on such terms as it reasonably may determine.

(c) Insurance. The Board may cause the Company to procure insurance covering indemnification liabilities of the Company.

ARTICLE V

CAPITAL STRUCTURE AND CONTRIBUTIONS

Section 5.1 Capital Contributions.

USEY Overseas will make an initial Capital Contribution in the amount of $5,000,000 (the “Initial Capital Contribution”) and, in addition, USEY Overseas will contribute an additional Capital Contribution of $8,125,000 and Marathon will make a Capital Contribution of $375,000, in each case upon and simultaneously with the execution and closing of the Senior Debt Documents; provided that the Initial Capital Contribution shall be offset by all funds previously expended by USEY Overseas on behalf of the Company. USEY Overseas shall provide to Marathon the same evidence of payment of the $5,000,000 Initial Capital Contribution that it provides to the lenders under the Senior Debt Documents. In addition, Marathon will contribute an additional $620,000 within 30 days of the closing of the financing under the Senior Debt Documents, which amount shall be paid directly to and be retained by USEY Overseas and shall not result in any changes to the Percentages of either USEY Overseas or Marathon; provided that if Marathon does not contribute this amount within such 30-day period, Marathon’s Percentage shall be automatically reduced to 19.66%. USEY and Marathon will also each make a Capital Contribution in the amount of its respective portion of the Contingent Equity Amount as provided in Section 5.5(c). USEY and Marathon also agree that paragraph 3 of the letter agreement, dated May 22, 2006, from USEY to Richard T. Brandt, II of Marathon Capital, LLC (which is one of two letter agreements dated May 22, 2006, and a copy of which is attached hereto as Exhibit C) is terminated and is of no further force and effect. USE Overseas agrees that any fees and expenses (i) incurred in connection with the borrowing or other financing by USE Overseas of its Capital Contributions in GBGH (including, without limitation, all fees and expenses payable to Silverpoint Finance, LLC and its legal counsel) or (ii) not otherwise directly related to negotiation and execution of this Agreement or the financing contemplated by the Senior Debt Documents, shall not constitute obligations of the Company.

Section 5.2 Additional Contributions.

(a) Except (i) as otherwise provided in the Senior Debt Documents, (ii) in connection with the issuance of new Membership Interests as provided in Section 3.2(a), (iii) for the Initial Capital Contribution and the additional Capital Contributions expressly enumerated in Section 5.1, and (iv) as provided in Section 5.5(c), a Member may make Capital Contributions only if the Board approves such additional Capital Contributions.

(b) In the event the Board determines that the Company needs additional funds in excess of the amount set forth in clause (a) above and such funds are not available from operating cash flows of the Company or from the proceeds of third party financings available on commercially reasonable terms (in each case, as determined by the Board) (a “Necessary Contribution”), the Board shall give notice of such Necessary Contribution to each of the Members and the Members shall have the option to contribute their pro rata share (based upon each Member’s Percentage) of such amount. Each of the Members shall notify the Board within five (5) Business Days of its decision whether to contribute additional capital. If any of the

Members elects to contribute additional capital (each, a “Contributing Member”), such Contributing Member shall make a Capital Contribution to the Company in the amount of its pro rata share of the Necessary Contribution on the date specified therefor in the notice from the Board. If any of the other Members elects not to contribute additional capital or fails to contribute its pro rata share of the Necessary Contribution (each, a “Non-Contributing Member”), the sole remedy for such election or failure shall be that the Percentages shall be adjusted based on the value of the Membership Interests of each Member (without taking into account the status of such Member as a minority member) at the time the Necessary Contribution is paid by any Member and taking into account the amount of such payment, which value shall be determined by the Board and notice thereof given to the Non-Contributing Member; provided that, on or before the tenth day following such notice, the Non-Contributing Member may notify the Board that it disagrees with such valuation. If the Non-Contributing Member has not given any such notice, the valuation determined by the Board shall be conclusively binding on the Members. If the Non-Contributing Member does give such notice and proposes a different valuation, and if the Board and the Non-Contributing Member have not agreed on the valuation, then the Board or the Non-Contributing Member, by notice to the others on or after the 60th day following the notice from the Non-Contributing Member under the second immediately preceding sentence, may require that the valuation be determined by such internationally recognized investment bank as they may agree (or if they do not agree, such investment bank as is designated by Oscar D. Folger, Esq.). The Board on the one hand and the Non-Contributing Member on the other each shall inform the investment bank of a proposed valuation, and they shall instruct the investment bank to determine, as soon as practicable, which of the two proposed valuations is closer to the amount that an informed and willing purchaser under no compulsion to buy would pay to acquire the relevant Membership Interests in an arm’s length transaction and that an informed and willing seller under no compulsion to sell would accept for the relevant Membership Interests in an arm’s length transaction. The Company and the Non-Contributing Member shall split the costs of the investment bank such that the Non-Contributing Member’s share of such costs, after taking into account the portion of the Company’s share of such costs which would be allocated to it in accordance with its Percentage, is 50%. The proposed valuation as so determined by the investment bank shall be conclusively binding on the Company and the Non-Contributing Member. Notwithstanding the foregoing or any other provision of this Agreement, to the extent that any additional equity is required by the Senior Debt Documents to be contributed to the Company at the closing under the Senior Debt Documents, there shall be no change or adjustment in the Percentages of the Members to reflect any Capital Contribution made by any Member at the time of the closing in order to satisfy such requirement.

Section 5.3 No Withdrawal of Capital Contributions.

A Member has no right to withdraw its capital contributions, but is entitled to distributions as (but only when and to the extent) provided in this Agreement, including on liquidation of its Membership Interest.

Section 5.4 Maintenance of Capital Accounts.

The Company shall establish for each Member a capital account on its books which shall reflect the Initial Capital Contributions of each Member (each a “Capital Account”). Once established on the books of the Company, each Member’s Capital Account thereafter shall be (i) credited with (A) additional Capital Contributions, if any, to the capital of the Company made by such Member, (B) that Member’s allocable share of the Company’s Net Profits, as determined in accordance with Article VI, (C) any positive adjustment required in connection with a property revaluation pursuant to Section 6.5 and (D) the amount of any Company liabilities assumed by such Member or which are secured by any Company assets distributed to such Member, and (ii) debited with (A) any distributions by the Company of cash or other property to that Member, (B) that Member’s allocable share of the Company’s Net Losses, as determined in accordance with Article VI, (C) any negative adjustment required in connection with a property revaluation pursuant to Section 6.5 and (D) the amount of any liabilities of that Member which are assumed by the Company or that are secured by any property contributed by that Member to the Company. The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with section 1.704-1(b) of the Regulations, and shall be interpreted and applied in a manner consistent with those Regulations.

Section 5.5 Credit Support.

(a) Arrangement of Credit Support. The Board may cause the Company to procure guarantees, bonds or letters of credit to support obligations of the Company (“Credit Support,” with the Person providing the Credit Support being called a “Credit Support Provider”) and may cause the Company to enter into agreements and pay fees in respect of Credit Support on such terms as it may determine appropriate. Notwithstanding the foregoing, if the Credit Support Provider is a Member or an Affiliate of a Member, (i) the fees to be paid may not exceed the fees that an unaffiliated third party would charge for providing the same Credit Support on substantially the same terms and conditions and (ii) the Board must first notify each other Member that a Member or its Affiliate intends to provide Credit Support and the terms and conditions on which they will be provided, whereupon each other Member may elect, in its sole discretion by notice to the Board on or before the tenth Business Day following the notice from the Board, to provide or procure that Member’s Percentage of the Credit Support on the same terms and conditions, but only if that Member (or the Credit Support Provider it procures) meets the criteria required by the recipient of the Credit Support.

(b) Support from Member. In connection with any Credit Support under Section 5.5(a), to the extent the funds to pay for such Credit Support are not available from operating cash flows of the Company or from the proceeds of third party financings available on commercially reasonable terms (in each case, as determined by the Board), the Board shall give notice of such requirement to each Member, and the Members shall have the option to commit their credit to pay their Percentage of any amounts paid by the Credit Support Provider to the beneficiary of the Credit Support upon reasonable advance notice to the Members. In the event a Member does not so commit its credit (a “Non-Participating Member”), the sole remedy is that the Percentages shall be adjusted based on the value of the Membership Interests of each Member (without taking into account the status of such Member as a minority member) at the time the Credit Support is provided and taking into account the amount of such Credit Support, which value shall be determined by the Board and notice thereof given to the Non-Participating Member;

provided that, on or before the tenth day following such notice, the Non-Participating Member may notify the Board that it disagrees with such valuation. If the Non-Participating Member has not given any such notice, the valuation determined by the Board shall be conclusively binding on the Non-Participating Member. If the Non-Participating Member does give such notice and proposes a different valuation, and if the Board and the Non-Participating Member have not agreed on the valuation, then the Board or the Non-Participating Member, by notice to the others on or after the 60th day following the notice from the Non-Participating Member under the second immediately preceding sentence, may require that the valuation be determined by such internationally recognized investment bank as they may agree (or if they do not agree, such investment bank as is designated by Oscar D. Folger, Esq.). The Board on the one hand and the Non-Participating Member on the other each shall inform the investment bank of a proposed valuation, and they shall instruct the investment bank to determine, as soon as practicable, which of the two proposed valuations is closer to the amount that an informed and willing purchaser under no compulsion to buy would pay to acquire the relevant Membership Interests in an arm’s length transaction and that an informed and willing seller under no compulsion to sell would accept for the relevant Membership Interests in an arm’s length transaction. The Company and the Non-Participating Member shall split the costs of the investment bank such that the Non-Contributing Member’s share of such costs, after taking into account the portion of the Company’s share of such costs which would be allocated to it in accordance with its Percentage, is 50%. The proposed valuation as so determined by the investment bank shall be conclusively binding on the Company and the Non-Participating Member. On or before the fifth Business Day following notice from the Credit Support Provider, the Company or the Board that the Credit Support Provider has made a payment in respect of which a Member’s credit has been committed in accordance with this Section 5.5(b), such Member shall pay to the Credit Support Provider its Percentage of the amount so requested (or such greater amount as it may have agreed to pay).

(c) Contingent Equity; SB Letter of Credit. Pursuant to the Senior Debt Documents, it is a condition to the closing that $21,000,000 of additional equity (in addition to the amounts referred to in Section 5.1) be contributed to the Company and be deposited in a reserve account to be used to pay various costs of the Project (including debt service) to the extent that other sources are not sufficient (such funds, the “Contingent Equity Amount”). USEY Overseas shall provide $17,000,000 of the Contingent Equity Amount and Marathon shall provide $4,000,000 of the Contingent Equity Amount. The Senior Debt Documents also provide that, within 45 days of closing, the Contingent Equity Amount may be replaced by an SB Letter of Credit with a drawing amount of $21,000,000, and the Contingent Equity Amount will be released. The SB Letter of Credit is required to be fully cash collateralized, and USEY and Marathon agree that when released, the Contingent Equity Amount will be used to collateralize the SB Letter of Credit. When the SB Letter of Credit is provided, each Member shall be deemed to have posted cash collateral in an amount equal to the amount of the Contingent Equity Amount provided by such Member, which amounts shall be held in separate accounts by the issuer of the SB Letter of Credit. Notwithstanding any other provision of this Agreement (including, without limitation, the provisions of Article VI), the release of the Contingent Equity Amount shall not be treated as a distribution of cash or a withdrawal of capital for purposes of this Agreement.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 Allocations of Net Profits and Net Losses from Operations.

(a) After giving effect to the special allocations set forth in Sections 6.1(c) and 6.2 hereof, Net Profits of the Company shall be allocated among the Members as follows:

(i) first, to offset Net Losses previously allocated pursuant to Section 6.1(b) in an amount equal to any prior Net Loss allocations, to be shared by the Members in proportion to the manner in which such prior Net Losses were shared by the Members;

(ii) second, to USEY Overseas in an amount equal to its aggregate accrued Preferred Return less amounts previously allocated pursuant to this Section 6.1(a)(ii); and

(iii) thereafter, among the Members in proportion to their respective Percentages.

(b) After giving effect to the special allocations set forth in Sections 6.1(c) and 6.2 hereof, Net Losses of the Company shall be allocated among the Members in proportion to their respective Percentages.

(c) Before allocating Net Profits and Net Losses in accordance with Sections 6.1(a) and 6.1(b), an amount of gross income shall be allocated to Marathon equal to the excess of the aggregate distributions to Marathon pursuant to Sections 6.4(b)(ii) and 6.4(b)(iii) over all prior gross income allocations pursuant to this Section 6.1(c).

(d) If the Members’ Percentages change, the Members shall amend the allocation provisions in Section 6.1 as necessary to cause the provisions in that Section to comply with Section 704(b) of the Code.

Section 6.2 Special Allocations.

The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Except as otherwise provided in section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Section 6.2, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, for subsequent

Fiscal Years) in an amount equal to such Member’s share of the decrease in Partnership Minimum Gain, determined in accordance with section 1.704-2(g) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant hereto. The items to be so allocated shall be determined in accordance with sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 6.2(a) is intended to comply with the minimum gain chargeback requirement in section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b) Partner Minimum Gain Chargeback. Except as otherwise provided in section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Section 6.2, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with section 1.704-2(i)(4) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 6.2(b) is intended to comply with the minimum gain chargeback requirement in section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event a Member unexpectedly receives any adjustments, allocations, or distributions described in sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) of the Regulations, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible; provided, however, that an allocation pursuant to this Section 6.2(c) shall be made only if and to the extent that the Member would have such an Adjusted Capital Account Deficit after all other allocations provided for in this Agreement have been tentatively made as if this Section 6.2(c) were not in this Agreement. This Section 6.2(c) is intended to comply with the qualified income offset provision in section 1.704-1(b)(2)(ii)(d) of the Regulations, and shall be interpreted and applied in a manner consistent therewith.

(d) Gross Income Allocation. In the event that any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6.2(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article VI have been made as if Section 6.2(a) and this Section 6.2(d) were not in this Agreement.

(e) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with section 1.704-2(i)(1) of the Regulations.

(f) Code Section 754 Adjustment. In the discretion of the Board, the Company may elect, pursuant to section 754 of the Code, to adjust the basis of Company Property as permitted and provided in sections 734 and 743 of the Code.

(g) Allocations Relating to Taxable Issuance of Membership Interests. Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of an interest in the Company to a Member ( the “issuance items”) shall be allocated among the Members so that, to the extent possible, the net amount of such issuance items, together with all other allocations under this Agreement to each Member, shall be equal to the net amount that would have been allocated to each such Member if the issuance items had not been realized.

(h) Limitation on Allocation of Net Loss. To the extent that any allocation of Net Loss would cause or increase an Adjusted Capital Account Deficit as to any Member, such allocation of Net Loss shall be reallocated among the other Members in accordance with their respective Percentages, subject to the limitations of this Section 6.2(h).

(i) Curative Allocations. The allocations set forth in Sections 6.2(a)-(h) (the “regulatory allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that to the extent possible, all regulatory allocations shall be offset either with other regulatory allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 6.2(i). Therefore, notwithstanding any other provision of Section 6.1 or this Section 6.2 (other than the regulatory allocations), the Board shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner the Board determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the regulatory allocations were not part of this Agreement and all Company items were allocated pursuant to Section 6.1 and this Section 6.2. In exercising its discretion under this Section 6.2(i), the Board shall take into account future regulatory allocations that, although not yet made, are likely to offset other regulatory allocations previously made.

(j) Other Allocation Rules.

(i) For purposes of determining the profits, losses, or any other items of income, gain, loss and deduction allocable to any period, profits, losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board using any permissible method under Code section 706 and the Regulations thereunder.

(ii) Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company, within the meaning of section 1.752-3(a)(3), the Members’ interests in Company profits are in proportion to their Percentage.

(iii) Nonrecourse Deductions shall be allocated among the Members in accordance with their respective Percentages.

Section 6.3 No Right to Distributions.

A Member has the right to demand or receive distributions of any amount only as expressly provided in this Article VI or in liquidation of its Membership Interest as provided in this Agreement.

Section 6.4 Distributions.

(a) Subject to, so long as they are in effect, the provisions of the Senior Debt Documents, the Company shall distribute (i) at least once during each quarter of each Fiscal Year, net cash realized from operations of the Company and its direct or indirect wholly-owned subsidiaries, cash from the sales of assets or other capital events of the Company and its direct or indirect wholly-owned subsidiaries, (ii) net proceeds from the sale of equity interests in any direct or indirect controlled subsidiary and (iii) the net proceeds of any debt issuance of the Company or its direct or indirect wholly-owned subsidiaries, in each case, less pending costs and expenses (including amounts currently owed on all senior and subordinated indebtedness) and any reasonable reserves that the Board determines that the Company or any such subsidiary should maintain.

(b) All distributions, including any proceeds from the sale of equity interests in any subsidiary, shall be made as follows: (i) first, (A) 95% to USEY Overseas and (B) 5% to Marathon, until USEY Overseas has received an aggregate amount equal to its accrued Preferred Return to the date of any such distribution, (ii) second, (A) 95% to USEY Overseas and (B) 5% to Marathon, until USEY Overseas has received an aggregate amount equal to its Initial Capital Contribution, and (iv) fourth, to the Members pro rata according to their Percentages.

(c) The Company is authorized to withhold from distributions to a Member, or with respect to allocations to a Member, and to pay over to a federal, foreign, state, or local government, any amounts required to be withheld pursuant to the Code or any provisions of any other federal, foreign, state, or local law. Any amounts so withheld shall be treated as having been distributed to that Member as provided in this Article VI for all purposes of this Agreement, and shall be offset against the current or next amounts otherwise distributable to that Member.

Section 6.5 Property Revaluation.

The Company shall revalue the Company Property at the election and in the discretion of the Board, in which case the Company shall take all steps necessary to accomplish such revaluation, including, but not limited to, the maintenance of appropriate books and records, the adjustment of Capital Accounts in accordance with section 1.704-1(b)(2)(iv)(g) of the Regulations, and the determination of allocations for income tax purposes in accordance with section 1.704-1(b)(2)(iv)(f)(4) of the Regulations.

Section 6.6 Tax Allocations.

(a) Except as otherwise provided in this Section 6.6, for income tax purposes under the Code and the Regulations each Partnership item of income, gain, loss, and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss, or deduction is allocated pursuant to Sections 6.1 and 6.2.

(b) In accordance with Code section 704(c) and the Regulations thereunder, items of income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property to the Company for federal income tax purposes and its fair market value at the time of contribution, in a manner determined by the Board.

Section 6.7 Public Offerings.

In the event that one or more direct or indirect wholly-owned subsidiaries of the Company consummates a public offering of its debt or equity securities, then the Company shall forthwith distribute to each of the Members its Percentage of such securities retained by the Company and such securities shall not be subject to any drag-along rights, tag-along rights, dilution or restrictions on sale; provided that any such distribution may only be made in compliance with all applicable laws, rules and regulations, including securities laws, and the requirements of any sponsor, underwriter or broker in connection with such public offering and provided further that the Members comply with all applicable laws, rules and regulations in relation to the holding of equity interests in such subsidiary and the requirements of any sponsor, underwriter or broker in connection with such public offering. The rights appurtenant to any such securities distributed to Marathon shall be the same rights as those that are appurtenant to the securities distributed to USEY Overseas. After the expiration of any restrictions on transferability imposed by any applicable laws, rules and regulations, including securities laws, or the requirements of any sponsor, underwriter or broker in connection with the public offering, in the event that any Member wishes to sell its shares in such public company, the Company shall (i) cooperate with and assist such selling Member to comply with any legal or regulatory requirements in connection with such sale and (ii) make management available for calls or meetings if reasonably requested to facilitate such sale; provided that the selling Member shall pay the costs and expenses of the Company in connection with such cooperation.

ARTICLE VII

BOOKS AND REPORTS

Section 7.1 Books and Records; Accounting.

The Company (a) shall keep or cause to be kept at the office of the Company (or at such other place as the Board in its discretion shall determine) full and accurate books and records regarding the status of the business and financial condition of the Company and (b) shall provide to each Member (i) on or before the 45th day following the end of each quarter (other than the last) of each Fiscal Year a statement of income, a balance sheet, and a statement of changes in Members’ capital for the Company for, or as at the end of, that quarter, and (ii) on or before the 120th day following the end of each Fiscal Year, a statement of income, a balance sheet, and a statement of changes in Members’ capital for the Company for, or as at the end of, that Fiscal Year accompanied by a report by a nationally recognized independent registered public accounting firm in accordance with generally accepted auditing standards in the United States and including an opinion from the auditor stating that the audited financial statements present fairly, in all material respects, the financial position of the Company and the results of its operations in conformity with accounting principles generally accepted in the United States.

Section 7.2 Form K-1.

After the end of each Fiscal Year, the Board shall cause to be prepared and transmitted to each Member, as promptly as possible, and in any event by the end of the third month following the close of the Fiscal Year, a federal income tax Form K-1 and any required similar state and local income tax form for each Member.

Section 7.3 Tax Matters Partner.

The Members designate USEY Overseas as the Company’s “tax matters partner” under section 6231(a)(7) of the Code. If USEY Overseas ceases to be a Member, the Members shall designate a Member to be the tax matters partner. The tax matters partner shall have all the powers and responsibilities of such position as provided in the Code. The tax matters partner is specifically directed and authorized to take whatever steps are necessary or desirable to perfect such designation, including filing any forms or documents with the Internal Revenue Service and taking such other action as may from time to time be required under the Regulations issued under the Code. The tax matters partner shall cause to be prepared and shall sign all tax returns of the Company, make any tax elections for the Company allowed under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company, and monitor any governmental tax authority in any audit that such authority may conduct of the Company’s books and records or other documents.

ARTICLE VIII

WITHDRAWAL; TRANSFERS OF MEMBERSHIP INTERESTS

Section 8.1 No Right to Withdraw.

No Member may resign or withdraw from the Company.

Section 8.2 General Restriction on Transfers.

(a) General Rule. A Member may Transfer or Pledge all or any portion of its Membership Interest only as permitted by the Senior Debt Documents and (with respect to the USEY Overseas Membership Interest only) the Third Lien Pledge Agreement, so long as they are in effect, and in accordance with this Section 8.2 or as provided in Sections 8.4 or 8.5. Any purported Transfer or Pledge of all or a portion of a Membership Interest not complying with this Section 8.2 shall be void and shall not create any obligation on the part of the Company or the other Members to recognize that Transfer or Pledge or to deal with the Person to which the Transfer or Pledge purportedly was made. The Member purporting to Transfer or Pledge all or any portion of its Membership Interest in violation of this Section 8.2(a) shall indemnify the Company and the other Members from and against any losses, damages, costs, or expenses (including any incremental tax liabilities and attorneys’ fees) resulting from that violation or the enforcement of this indemnity.

(b) Permitted Transferees. Subject to compliance with the provisions of the Senior Debt Documents and (with respect to the USEY Overseas Membership Interest only) the Third Lien Pledge Agreement, so long as they are in effect, and Section 8.2(c), a Member may Transfer all (or, if the other Members, acting reasonably and without delay, approve, any part) of its Membership Interest to a Permitted Transferee of that Member.

(c) General Requirements. In addition to the requirements of Section 8.2(b), for a Transfer or Pledge of all or any portion of a Membership Interest under any of those provisions to be effective:

(i) the Transfer or Pledge must comply with all applicable securities laws and, if the Board so requests, the Member making the Transfer or Pledge, or the Person to which the Transfer or Pledge is made, must deliver to the Company an opinion of counsel (who may be an employee of the Member or one of its Affiliates) based on customary assumptions that the Transfer or Pledge complies with all applicable securities laws;

(ii) the Transfer or Pledge must have received all regulatory approvals (if any) required for its consummation and, if the Board so requests, the Member making the Transfer or Pledge, or the Person to which the Transfer or Pledge, is made must deliver to the Company an opinion of counsel (who may be an employee of the Member, the Person to which the Transfer or Pledge is made, or one of its Affiliates) based on customary assumptions that all such approvals have been received;

(iii) the Transfer or Pledge may not have any material adverse tax consequences on the Company or the other Members and, if the Board so requests, the Member making the Transfer or Pledge, or the Person to which the Transfer or

Pledge is made, must deliver to the Company an opinion of counsel (who may be an employee of the Member, the Person to which the Transfer or Pledge is made, or one of its Affiliates) based on customary assumptions that no such consequences will arise;

(iv) the Member making the Transfer or Pledge must notify the Company of the Transfer or Pledge and comply with the provisions of Section 3.9; and

(v) in the case of a Transfer to a Person that is not already a Member at the time of such Transfer, the Person to which the Transfer is made must (x) execute and deliver to the Company an instrument in which it agrees to be bound by the provisions of this Agreement as a Member and represents and warrants that all the representations and warranties in Section 3.8 are true and correct with respect to it and (y) notify the Company and the other Members of its address for notices under Section 10.7.

(d) Senior Debt Documents. Notwithstanding the foregoing provisions of this Section 8.2, Membership Interests may be Pledged and Transfers may occur on any foreclosure or Transfer in lieu of a foreclosure as provided in the Senior Debt Documents and, with respect to the Membership Interests of USE Overseas only, the Third Lien Pledge Agreement.

(e) Effect of Transfer. When any Transfer of a Membership Interest in accordance with Section 8.2 is effective, (i) in the case of a transfer of all of a Member’s Membership Interest, the Member making the Transfer shall cease to be a member of the Company, and (ii) (if not already a Member) the Person to which the Transfer is made shall be admitted to the Company as a member with the Percentage attributable to the Membership Interest so Transferred (or with its Percentage increased by that amount if it already is a Member), subject to the other provisions of this Section 8.2.

Section 8.3 Intentionally Omitted.

Section 8.4 Drag-Along Rights.

Except for a Transfer upon a foreclosure or in lieu of foreclosure, if at any time USEY Overseas and/or any of its Affiliates proposes to Transfer directly or indirectly to a Person not its Affiliate, in a bona fide arms’ length transaction, the entire Membership Interest of USEY Overseas and its Affiliates (its “Drag-Along Interest”), USEY Overseas shall have the right, by notice on or before the 30th day before the Transfer (the “Drag-Along Notice”), which notice shall include all of the terms and conditions of such proposed sale and which shall identify the proposed purchaser(s) of the Drag-Along Interest (the “Drag-Along Purchaser(s)”), to require each other Member to sell to the Drag-Along Purchaser(s) that Member’s entire Membership Interest; provided that the other Members shall have the right, within ten (10) days of receipt of the Drag-Along Notice, to submit a competing offer to USEY Overseas for the Drag-Along Interest, which offer USEY Overseas may, in its sole discretion, accept or reject. If USEY Overseas so elects to require the other Drag-Along Interests to be sold, the Company shall arrange for the Drag-Along Purchaser(s) to purchase the Drag-Along Interests at the same time as and upon the same terms and conditions (including all direct or indirect consideration or compensation) at which USEY Overseas and/or its Affiliates sell their Drag-Along Interest; provided, however, that any indemnification obligations of each of the participants in connection with such sale shall be borne ratably by all participants in such sale and shall not exceed such participant’s ratable share of any loss. On receipt of a Drag-Along Notice, the other Members shall cooperate with USEY Overseas and/or its Affiliates and otherwise take, or cause to be taken, all actions and do, or cause to be done, all things necessary or appropriate to enter into, consummate and make effective the sale and purchase of the Drag-Along Interests being so Transferred. Each Member shall bear its proportionate share (based upon consideration received) of any costs and expenses incurred in connection with any Transfer under this Section 8.4.

Section 8.5 Tag-Along Rights.

If USEY Overseas and/or any of its Affiliates wishes to Transfer all or any part of its Membership Interest to any Person other than an Affiliate (the “Purchaser”), then each other Member shall have the right to offer for Transfer to the Purchaser, as a condition to the Transfer by USEY Overseas and/or any of its Affiliates, at the same time as and upon the same terms and conditions (including all direct or indirect consideration or compensation), the same proportion of its Membership Interest, as the proposed Transfer represents with respect to the Membership Interest of USEY Overseas and/or any of its Affiliates. USEY Overseas shall notify each Member of any such proposed Transfer on or before the 30th day before the Transfer is to occur, and each other Member wishing to participate in the Transfer (each a “Co-Selling Member”) must notify USEY Overseas of that election on or before the tenth day following the notice from USEY Overseas. USEY Overseas and/or its Affiliates and the Co-Selling Members shall Transfer to the Purchaser all or, at the option of the Purchaser, any part of the Membership Interests proposed to be Transferred by USEY Overseas and the Co-Selling Members on terms and conditions (including all direct or indirect consideration or compensation) not more favorable to the Purchaser than those in the offer described in the preceding sentence; provided, however, that any Transfer of less than all of the Membership Interests of USEY Overseas and/or its Affiliates and of the Co-Selling Members to the Purchaser shall be made from USEY Overseas and/or its Affiliates and the Co-Selling Members pro rata based upon the amount offered to be sold by each.

ARTICLE IX

DISSOLUTION OF THE COMPANY

Section 9.1 Dissolution.

The Company shall be dissolved and its affairs shall be wound up on the occurrence of any of the following events:

(a)	the approval of dissolution by the Board; or

(b) the entry of a decree of judicial dissolution under section 18-802 of the Act.

No other event, including the retirement, insolvency, liquidation, dissolution, insanity, expulsion, bankruptcy, death, incapacity, or adjudication of incompetence of a Member, shall cause the Company to be dissolved.

Section 9.2 Liquidation.

(a) Liquidation and Winding Up. If the Company dissolves, then the Company shall be liquidated and its affairs shall be wound up. All proceeds from such liquidation shall be distributed in accordance with the provisions of section 18-804 of the Act, and all Membership Interests shall be cancelled. Distributions to the Members shall be made in accordance with Section 6.4(b).

(b) Certificate of Cancellation. On the completion of the distribution of the Company’s assets, the Company shall be terminated, and the Members shall cause the Company to execute and file a Certificate of Cancellation in accordance with section 18-203 of the Act.

ARTICLE X

MISCELLANEOUS

Section 10.1 Amendment to this Agreement.

Amendments to this Agreement may only be made upon a proposal by the Board followed by a written instrument executed by all of the Members.

Section 10.2 Successors; Counterparts.

Subject to Article VIII, this Agreement (a) shall be binding on the Members and their legal successors, nominees, and representatives and (b) may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

Section 10.3 Governing Law; Venue.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware without giving effect to the principles of conflicts of law. In particular, this Agreement shall be construed to the maximum extent possible to comply with all the terms and conditions of the Act.

(b) Venue. Any action arising out of or relating to this Agreement or the transactions it contemplates may be brought, if at all, only in courts of the State of New York, County of New York or the United States District Court for the Southern District of New York. Each Member irrevocably submits itself to the jurisdiction of each such court with respect to any such matter, waives any objection it may have to jurisdiction or venue or that the forum is not convenient, and waives any right to bring any action in any other court or forum, other than to enforce judgments of those courts against assets in other jurisdictions. Each Member irrevocably consents to service of process from any such court by the mailing of copies by registered or certified mail, postage prepaid, to its address for notices as provided in this Agreement.

(c) Waiver of Jury Trial. ALL ACTIONS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS IT CONTEMPLATES SHALL BE TRIED WITHOUT A JURY, AND EACH MEMBER WAIVES ANY RIGHT IT MAY HAVE TO INSIST ON TRIAL BY A JURY.

Section 10.4 Severability.

If it shall be determined by a court of competent jurisdiction that any provisions or wording of this Agreement shall be invalid or unenforceable under the Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of applicable law, and, in the event such term or provisions cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable terms or provisions. If it shall be determined by a court of competent jurisdiction that any provision relating to the distributions and allocations of the Company or to any expenses payable by the Company is invalid or unenforceable, this Agreement shall be construed or interpreted so as (a) to make it enforceable or valid and (b) to make the distributions and allocations as closely equivalent to those set forth in this Agreement as is permissible under applicable law.

Section 10.5 No Third Party Beneficiaries.

This Agreement is not intended to confer upon any Person other than a Member or, if applicable, a former Member, any rights as a third party beneficiary.

Section 10.6 Additional Documents.

Each Member agrees to perform all further acts and execute, acknowledge, and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

Section 10.7 Notices.

All notices, requests, and other communications to any Member, to be effective, must be in writing and delivered, in person (including by courier) or telecopy, to that Member (and any other Person designated by that Member) at its address or telecopier number set forth in Exhibit A or in the document or instrument signed in connection with its admission as a Member, or such other address or telecopier number as that Member subsequently may specify for the purpose by notice to the other Members and to the Company. Each such notice, request, or other communication shall be deemed received and effective as of receipt if during the Member or other recipient’s normal business hours and otherwise at its next opening of business.

Section 10.8 Waiver of Partition.

Each Member irrevocably waives any and all rights that Member may have to maintain any action for partition of any of the Company’s property.

Section 10.9 Confidentiality; Announcements.

(a) Confidentiality. Each Member shall keep confidential all information of a confidential nature obtained in connection with the Company or under this Agreement, except that a Member shall be entitled to disclose such confidential information (i) to the extent required by law or industry regulatory body, (ii) to its lawyers, accountants, and other service providers as reasonably necessary in the furtherance of such Member’s bona fide interests, and (iii) to potential transferees of its Membership Interests and their representatives, provided that the potential transferees enter into customary confidentiality agreements, with the Company expressly stated to be a third party beneficiary of any such agreement.

(b) Announcements. No Member may make any public announcements regarding this Agreement or the Company or its business except as required by applicable law; provided, however, each Member may consult with and obtain prior approval of the other Members before issuing a press release or other public announcement with respect to this Agreement and may issue a press release or make a public announcement following such consultation and approval.

(c) Reasonableness. The Members agree that the restrictions in this Section 10.9 are reasonable.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

US ENERGY OVERSEAS INVESTMENTS, LLC

By:	US Energy Systems, Inc.

By:
Name:
Title:

MARATHON CAPITAL HOLDINGS (UK), LLC

By:
Name:
Title: